                             MEMORANDUM OF AGREEMENT


        THIS MEMORANDUM OF AGREEMENT ("Memorandum") is entered into as of August 8th, 1995 by and among Gregory B. Plunkett ("Plunkett"), CBG Partnership, a California general partnership ("CBG"), Capital Bay Group, a California corporation ("CapBay"), BKP Partners ("BKP") and Greg Plunkett, Inc., a California corporation (the "Company").

        This Memorandum of Agreement is made with respect to the following facts and circumstances:

A. Plunkett, CBG, CapBay and BKP desire to restructure in part the capitalization of the Company as described in this Memorandum.

B. The parties desire to establish a management committee (the "Management Committee") to govern the business of the Company pursuant to the provisions of this Memorandum.

        NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      CBG Shares. CBG shall immediately:

        (a) relinquish and reconvey to the Company an aggregate of 635,000 common shares at no cost to the Company;

        (b) transfer to BKP at no cost to BKP an aggregate of 300,000 common shares;

        (c) transfer and convey up to 300,000 common shares at no cost as directed by CapBay pursuant to the provisions of paragraph 5(a) below; and

        (d) transfer and convey up to 165,000 common shares at no cost pursuant to the provisions of paragraph 5(b) below.

2.      Plunkett Shares. Plunkett shall immediately:

        (a) relinquish and reconvey to the Company an aggregate of 1,515,000 common shares at no cost to the Company;

        (b) transfer to BKP at no cost to BKP an aggregate of 700,000 common shares;

        (c) transfer and convey up to 700,000 common shares at no cost as directed by CapBay pursuant to the provisions of paragraph 5(a) below; and

        (d) transfer and convey up to 385,000 common shares at no cost pursuant to the provisions of paragraph 5(b) below.

3. Management Committee. The Management Committee shall immediately be formed. The members of the Management Committee shall consist of Plunkett, Steven Kircher, a representative of BKP and a representative CBG. The Management Committee shall be empowered to administer the business of the Company. Each member of the Management Committee shall have one vote and the actions of the Management Committee shall be governed by a majority of the voting member. All contractual obligations undertaken by the Company, all modifications to any existing contractual obligations, all expenditures of funds, capital issuances and all material decisions with respect to the operation of the Company shall be subject to the prior approval of the Management Committee. Plunkett shall remain as President of the Company but shall not undertake any matters with respect to the Company subject to the control of the Management Committee without the prior consent of the Management Committee. The Management Committee shall coordinate the efforts of Steven Riccardelli ("Riccardelli") and Douglas Shannon ("Shannon") as such individuals are involved in the business of the Company and in particular in connection with the resolution of the immediate problems relating to the Mrs. Fields license. The Management Committee will immediately commence a search for a chief executive officer for the Company and at the direction of the Management Committee the individual as selected by the Management Committee will be promptly appointed as the Chief Executive Officer and shall thereafter exercise the authority of the Chief Executive Officer of the Company subject to the continuing authority of the Management Committee. Plunkett will continue to explore the possibilities of new licenses for the Company and will assist in marketing the products of the Company subject to the control of the Management Committee and subject to the Chief Executive Officer when appointed.

4. BKP Shares. As provided in paragraph 1(b) and paragraph 2(b) above, Plunkett and CBG shall immediately convey to BKP 700,000 and 300,000 shares respectively of the common stock of the Company at no cost to BKP. Such shares to be conveyed to BKP, together with 1,822,858 common shares of the Company currently held by BKP (an aggregate amount of 2,822,858 common shares) shall constitute the total share ownership in the Company held by BKP as of the date hereof. It is acknowledged that as of the date of this Memorandum, BKP holds no common shares or rights to common shares (including warrants) or promissory notes other than as set forth in this paragraph 4.

5.   Additional Shares.

   (a) CapBay has agreed to endeavor to raise the sum of $500,000 for the immediate needs of the Company by offering to investors shares at the rate of $0.50 per common share of the Company. For each such share purchased by an investor as issued by the Company, such investor as designated by CapBay shall be entitled to receive an additional share of common stock of the Company at not cost to the investor. Each such additional share to be conveyed to the investor as designated by CapBay, shall be conveyed seven-tenths (0.7) by Plunkett and three-tenths (0.3) by CBG from the shares as described in paragraph 2(c) and paragraph 1(c) respectively above. The equity funds to raised by CapBay shall be raised pursuant to that certain letter agreement, dated August 1, 1995, ("Letter Agreement") a copy of which is attached to this Memorandum as Exhibit A. The parties acknowledge that any inconsistency between the provisions of this Memorandum and the provisions of the Letter Agreement shall be governed by the provisions of this Memorandum.

   (b) CapBay, or designee of CapBay, shall in addition be entitled to receive, at no cost, an aggregate of 50,000 common shares of the Company and one share of common stock of the Company for each one dollar ($1) raised pursuant to the provisions of this paragraph 5 and the Letter Agreement up to a maximum of 500,000 shares. Each such share shall be conveyed seven-tenths (0.7) by Plunkett and three-tenths (0.3) by CBG from shares as described in paragraph 2(d) and paragraph 1(d), respectively, above.

6. Captions. The captions or paragraph headings used herein are for convenience only and not a part of this Memorandum. They shall not be referred to in construing or interpreting this Memorandum.

7. Necessary Document. Each of the parties does hereby agree to do any act and to execute any other or further documents necessary or convenient to the carrying out of the provisions of this Memorandum.

8. Kay & Merkle. The parties hereto acknowledge that certain principals of Kay & Merkle participate as partners of CBG and that Kay & Merkle has represented and may in the future represent one or more of the parties to this Memorandum and that therefore the potential for conflict of interest exists. Each of the parties acknowledges and agrees that Kay & Merkle has not represented any party in connection with the negotiation or preparation of this Memorandum.

9. Release of Claims. As a material consideration for this Memorandum, each of the parties hereto hereby releases and forever discharges each of the other parties (and its employees, officers, partners, and representatives) from any and all claims, causes of action, or liabilities of any kind whatsoever, known or unknown, arising out of or relating in any fashion to the Company, issuance of shares of the Company or any other matters as described in this Memorandum. Each of the parties waives the provisions of section 1542 of the Civil Code of California which states:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED
     HIS SETTLEMENT WITH THE DEBTOR."

10. Inurement. This Memorandum shall be binding on and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

11. California Law. This Memorandum shall be governed by and be construed according to the laws of the State of California.

12. Severability. In the event that any provision of this Memorandum shall be found to be unenforceable or invalid, such provision shall be severed from the balance of this Memorandum and the balance of this Memorandum shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be duly executed and delivered as of the day and year first above written.


Plunkett:                                  CapBay:

/s/ GREGORY B. PLUNKETT                    Capital Bay Group, a California
-------------------------------            corporation
Gregory B. Plunkett


CBG:                                       By: /s/ STEVEN KIRCHER
                                           ---------------------------------
CBG Partnership, a California              Steven Kircher, President
general partnership
                                           BKP:

                                           BKP Partners
By: /s/
-------------------------------
General Partner

The Company:                               By: /s/ ROBERT PRYT
                                           ----------------------------------
                                           Robert Pryt, C.E.O.
Greg Plunkett, Inc.


By: /s/ GREGORY B. PLUNKETT
-------------------------------
Gregory B. Plunkett, President

STATE OF CALIFORNIA          ]
                             ]  ss.
COUNTY OF SAN FRANCISCO      ]
_____________________________]


        On August 8, 1995 before me, Carlanne Foushee, personally appeared Gregory B. Plunkett, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.             CARLANNE FOUSHEE
                                                        Comm. # 1034372
                                                        Notary Public-
                                                           California
                                                      San Francisco County
                                                 My Comm. Expires July 31, 1998

/s/ CARLANNE FOUSHEE                  [SEAL]
-----------------------------
Carlanne Foushee




STATE OF CALIFORNIA          ]
                             ]  ss.
COUNTY OF SAN FRANCISCO      ]
_____________________________]

        On August 8, 1995 before me, Carlanne Foushee, personally appeared
W. Bruce Bercovich, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.             CARLANNE FOUSHEE
                                                        Comm. # 1034372
                                                        Notary Public-
                                                           California
                                                      San Francisco County
                                                 My Comm. Expires July 31, 1998

/s/ CARLANNE FOUSHEE                  [SEAL]
-----------------------------
Carlanne Foushee

STATE OF CALIFORNIA          ]
                             ]  ss.
COUNTY OF ________________   ]
_____________________________]

        On August __, 1995 before me, __________________, personally appeared Steven Kircher, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.



                                        [SEAL]
-----------------------------




STATE OF CALIFORNIA          ]
                             ]  ss.
COUNTY OF ________________   ]
_____________________________]

        On August __, 1995 before me, __________________, personally appeared Robert Pryt, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.



                                        [SEAL]
-----------------------------

C.B. MANAGEMENT, L.L.C.                               220-B Douglas Boulevard
                                                                    Suite 100
                                                  Roseville, California 95661
                                                    Telephone: (916) 782-5522
                                                    Facsimile: (916) 782-6779


August 1, 1995


Mr. Gregory B. Plunkett
GREG PLUNKETT, INC.
600 California Street, Suite 1300
San Francisco, CA 91408


Mr. Bruce Bercovich
CBG PARTNERSHIP
100 The Embarcadero, Penthouse
San Francisco, CA 94105


Re:   Greg Plunkett, Inc. Financing


Dear Messers. Plunkett and Bercovich:

The following sets forth the agreement of C.B. Management ("CBM"), an Arizona Limited Liability Corporation, to purchase newly issued common stock of Greg Plunkett, Inc., a California Corporation ("Company"). The terms and conditions under which CBM agrees to purchase such common stock of the Company are summarized as follows:

1. CBM has retained Capitol Bay Securities ("CBS") to raise up to $500,000 of additional capital on behalf of CBM through a private placement of securities (the "Offering"). CBM will use all net proceeds from the Offering to purchase newly issued common stock of the Company ("Common Stock") at $0.50 per share (the "Investment"). CBM will use its best efforts to complete the Investment within 30 days from the date hereof but will purchase a minimum of $75,000 of Common Stock by August 4, 1995 (the "Initial Investment");

2. As a condition of the Investment, Gregory B. Plunkett ("Plunkett") and CBG Partnership ("CBG") will jointly convey, from their respective holdings, Company common stock to CBM or its designated assign or nominee as follows:

     a. Two (2) Company common shares for every dollar of the Investment at the time any portion of the Investment is consummated;

     b. Fifty Thousand (50,000) Company common shares upon completion of the Initial Investment for use of services to be performed by a law firm, designated by CBM; and




                                   Exhibit A

Mr. Gregory B. Plunkett
Mr. W. Bruce Bercovich
August 1, 1995
Page 2



     c. One Company common share for every dollar of the Investment at the time any portion of the Investment is consummated as compensation for arranging the Investment.

Company common stock conveyed to CBM under this provision will come 2/3 from Plunkett and 1/3 from CBG.

3. In connection with this issuance of shares to CBM and CBS, the Company acknowledges that it may not currently be in compliance with both the federal securities laws and the securities laws of the State of California, as a result of earlier issuance of its securities. Therefore, the Company agrees in a timely manner to take all steps necessary to bring itself into compliance with the relevant statutory provisions of which it is currently in violation, if any, and to provide to CBM and CBS written documentation that any and all disqualifications arising from such earlier violations have been waived.

4. As a further condition of the Investment, Plunkett agrees that, upon completion of the Initial Investment, all affairs of the Company will be managed exclusively by a management committee (the "Committee"). The Committee shall be comprised of two representatives of CBS, one representative of CBG, and Plunkett. The Committee shall be responsible for coordinating the day-to-day management of the Company and Steven Riccardelli, and Douglas Shannon, a consultant retained by the Company in conjunction with the Mrs. Fields project and all other Company projects.

5. It is agreed by the parties that the allocation of the Investment shall be determined by the Committee. The parties contemplate that the proceeds will be allocated by the Committee in the following order:

     a. Up to $25,000 shall be paid to Douglas Shannon and Steven Riccardelli as reimbursement for past wages and expenses;

     b. Up to $60,000 shall be paid to Mr. Fields, to satisfy past-due royalty payments and to amend the Mrs. Fields license provisions regarding minimum annual case sales to the Company's satisfaction;

     c. Up to $40,000 shall be paid to Haagen-Dazs and Van Der Bergh Foods, the specific allocation of which shall be determined by the Committee;

     d.   Up to $15,000 shall be used to provide immediate working capital; and

     e.   Up to $10,000 shall be paid to Plunkett for past wages and expenses.

Mr. Gregory B. Plunkett
Mr. W. Bruce Bercovich
August 1, 1995
Page 3



     f. The remaining sums shall be used to make payment upon, and retire, any additional past due obligations of the Company or used for working capital.

6. It is further acknowledged by the parties that the Company, through the Committee, shall proceed with negotiations concerning a reverse merger or acquisition of the Company with a company whose shares are currently publicly traded. These negotiations shall be conducted in a prompt and expeditious manner, so as to permit the Company to begin listing its shares for public trading as soon as practicable.

7. The parties further agree that, within 14 days from receipt of the Initial Investment, the Company shall relocate its principal place of business as soon as practicable from its present location to 50 California Street, San Francisco, California. In connection with this arrangement, the Company shall pay rent to CBS, and a monthly management fee to CBS, in consideration for the preparation of financial statements and other financial reports not currently prepared by the Company, which may be necessary for the continued operation of the Company. The amount of the rental payments and management fees must be satisfactory to the Company prior to relocating its principal place of business as contemplated herein.

8. CBS agrees that prior to the Initial Investment, it will waive all current defaults under its $100,000 loan to the Company and will extend the maturity of such loan for a period of not less than 6 months from the date hereof. The principal amount of the loan, accrued interest to date, and the type and extent of security for the loan will be confirmed by CBS and the Company prior to the aforementioned restructuring. CBS and the Company agree to use their respective best efforts to convert CBS's loan into Company common stock as soon as practicable.

If this letter accurately reflects the agreement of the parties involved, please sign below where indicated and return a copy to Capitol Bay Securities via facsimile at (916) 782-6779 and at 2200-B Douglas Blvd., Suite 100, Roseville, California 95661.


Sincerely,


/s/ STEPHEN C. KIRCHER

Stephen C. Kircher
President

Mr. Gregory B. Plunkett
Mr. W. Bruce Bercovich
August 1, 1995
Page 4



AGREED & ACCEPTED:


/s/ W. BRUCE BERCOVICH
----------------------------------
W. Bruce Bercovich
as representative for CBG Partners

Dated:  August 1, 1995
      ----------------------------


AGREED AND ACCEPTED:                       AGREED AND ACCEPTED:

/s/ GREGORY B. PLUNKETT                    /s/ GREGORY B. PLUNKETT
----------------------------------         -----------------------------------
Gregory B. Plunkett, President             Gregory B. Plunkett, an individual
Greg Plunkett, Inc.

Dated:  August 1, 1995                     Dated:  August 1, 1995
      ----------------------------               -----------------------------